Exhibit 10.3

October 2, 2015

Community Shores Bank Corporation

1030 W. Norton Avenue

Muskegon, MI 49441

Re:	Rights Offering

Ladies and Gentlemen,

This Share Purchase and Rights Offering Backstop Agreement (this “Letter Agreement”) is entered into by Community Shores Bank Corporation (“Community Shores”) and the persons listed on Exhibit A (each, a “Backstop Party”, and collectively, the “Backstop Parties”).  This Letter Agreement sets forth the parties’ respective obligations with respect to an offering, described herein (the “Rights Offering”), of rights to purchase shares of Common Stock of Community Shores (“Common Stock”). Subject to the terms and conditions of this Letter Agreement, Community Shores intends the Rights Offering to provide for anticipated gross proceeds of up to $6,550,000.

In consideration of the premises and respective covenants and agreements set forth in this Letter Agreement and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties agree as follows:

1.   Registration Statement.

a)   Community Shores hereby agrees to use its reasonable best efforts to complete the Rights Offering as soon as reasonably practicable, subject to the terms and conditions set forth herein. Specifically, Community Shores hereby agrees, subject to the terms and conditions set forth herein, to use its reasonable best efforts to amend its Registration Statement on Form S-1, as filed with the Securities and Exchange Commission (“SEC”) on June 25, 2015 (SEC File No. 333-205233) (the “Registration Statement”), and cause such Registration Statement to be declared effective by the SEC as soon as reasonably practicable. No amendment or supplement to the Registration Statement will be made by Community Shores without providing the Backstop Parties a reasonable opportunity to review and comment thereon, and Community Shores shall consider for inclusion in any such document comments reasonably proposed by the Backstop Parties.

b)   Each Backstop Party shall cooperate with Community Shores in connection with the amendment of the Registration Statement, including promptly furnishing to Community Shores, following request therefor, any and all information concerning such Backstop Party or its affiliates as may be required to be set forth in the Registration Statement under applicable federal, state, or local law, ordinance, regulation, rule, statute, or ruling, order, judgment, injunction, award, decree, or other requirement ("Law").

2.   Terms of Rights Offering.

a)   In connection with the Rights Offering, Community Shores shall distribute at no charge to each of the holders of Common Stock on the record date for the Rights Offering (collectively, the “Eligible Common Stockholders”) rights (the “Rights”) to purchase shares of Common Stock, at a per share purchase price to be established by the Board of Directors of Community Shores, and agreed to by the Backstop Parties, in connection with the Rights Offering (the “Rights Price”). All Eligible Common Stockholders shall be eligible to participate in the Rights Offering pro rata based on each Eligible Common Stockholder’s ownership of Common Stock as of the record date for the Rights Offering. In addition, each Eligible Common Stockholder that exercises all of its Rights may oversubscribe for a portion of any shares of Common Stock that are not purchased by our other shareholders through the exercise of their basic subscription rights (the “Oversubscription Privilege”); provided that no Eligible Common Stockholder may acquire ownership of more than 4.99% of the outstanding Common Stock (after giving effect to the consummation of the Rights Offering, the Senior Debt Conversion, and Backstop Commitment), without prior consent of the Board of Directors of Community Shores. For purposes of this Letter Agreement, “pro rata” shall mean (x) the aggregate number of shares of Common Stock held by each Eligible Common Stockholder divided by (y) the aggregate number of shares of Common Stock outstanding, in each case, as of the record date for the Rights Offering. Community Shores represents and warrants to the Backstop Parties that the record date for the Rights Offering will be set as a date after the date of this Letter Agreement.

b)   Each Right shall entitle the holder thereof to acquire, at a per share purchase price equal to the Rights Price, a number of shares of Common Stock equal to (a) $6,550,000 divided by (b) the Rights Price divided by (c) the number of shares of Common Stock outstanding on the record date for the Rights Offering. The number of shares of Common Stock to be issued upon the exercise of all Rights distributed in the Rights Offering shall equal $6,550,000 divided by the Rights Price (subject to adjustment for rounding, as set forth in the Registration Statement).

c)   The Backstop Parties understand and acknowledge that simultaneously with the consummation of the Rights Offering, Community Shores will issue to 1030 Norton LLC, shares of Common Stock in exchange for conversion of senior debt with a principal amount of $1,280,000 held by 1030 Norton at a conversion price per share equal to 75% of the Rights Price through a private placement (the “Senior Debt Conversion”). For the avoidance of doubt, (i) accrued and unpaid interest on such senior debt will be repaid in cash; and (ii) the shares issued in connection with the Senior Debt Conversion will not receive Rights in the Rights Offering and will not be considered in either the numerator or denominator for purpose of calculating “pro rata” participation rights in the Rights Offering in accordance with Section 2(a) above.

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3.   Use of Offering Proceeds. The proceeds of the Rights Offering shall be used as specified in the Registration Statement.

4.   Backstop Commitment. Subject to prior approval of the Board of Governors of the Federal Reserve (the “FRB”) that is required for a Backstop Party to exceed any applicable share ownership thresholds, and subject to the conditions set forth in Section 6 below, in order to provide assurance that the Rights Offering will be sufficiently subscribed, Community Shores commits to sell, and each Backstop Party Commits to purchase, that number of shares of Common Stock equal to the quotient obtained by dividing the capital commitment set forth next to such Backstop Parties’ name on Exhibit A by the Rights Price and rounding down to the nearest whole share (the “Backstop Commitment”). The Backstop Commitment may be satisfied, in whole or in part, through such Backstop Party's exercise of its pro-rata Rights and its Oversubscription Privilege. In other words, any amounts purchased by a Backstop Party through exercise of its pro-rata rights or through the Oversubscription Privilege shall count toward satisfaction of such party’s Backstop Commitment. The Backstop Commitment may be reduced by mutual agreement of the parties as necessary to satisfy the conditions of Section 6(a)(iii) below or to account for FRB approval requirements. The closing of the Backstop Commitment shall take place simultaneously with the closing of the Rights Offering.

5.   Additional Backstop Commitments. Community Shores hereby represents to the Backstop Parties that:

a)   Pursuant to an agreement with Thornapple River Capital – Financial Services Industry Fund LLC, a Michigan limited liability company (“Thornapple”) dated of even date herewith, and subject to the terms and conditions set forth therein, Thornapple has also agreed to serve as a backstop for the Rights Offering and has committed to purchase a minimum of 9.9% of Community Shores’ Pro Forma Issued and Outstanding Common Stock (as defined therein) at a price per share equal to the Rights Price. Additionally, Thornapple has committed to purchase Unsubscribed Shares (as defined therein) up to an additional 5.0% of Community Shores’ Pro Forma Issued and Outstanding Common Stock of at a price per share equal to the Rights Price (collectively, the “Thornapple Commitment”). The Thornapple Commitment is not subject to any conditions other than the conditions set forth in Section 6(a) below.

b)   Pursuant to an agreement with a major shareholder of the Company (the “Shareholder”), subject to the terms and conditions set forth therein, the Shareholder has also agreed to serve as a backstop for the Rights Offering and has committed $1,200,000 to purchase shares of Common Stock at the Rights Price, with the sale of such shares to take place as of the closing of the Rights Offering (the "Shareholder Backstop"), and (ii) such sale of shares of Common Stock to the Shareholder is not subject to any conditions other than the conditions set forth in Section 6(a) below.

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6.   Conditions.

a)   Each Backstop Party’s obligation to purchase securities pursuant to its Backstop Commitment is subject to the following conditions:

i.	Community Shores shall be in compliance with its obligations under this Letter Agreement in all material respects;

ii.	the representations and warranties of Community Shores set forth in this Letter Agreement shall be true and correct as of the date of this Letter Agreement, the consummation of the Rights Offering, and the Backstop Closing;

iii.	the consummation of the Transactions will not, in the reasonable opinion of Community Shores upon the advice of its tax advisors, result in a "change in control" of Community Shores pursuant to Section 382 of the Internal Revenue Code;

iv.	Community Shores shall have received approval of the FRB to apply sufficient proceeds from the Rights Offering to repay all of the deferred and accumulated interest on Community Shores’ trust preferred securities; and shall have received confirmation by the holder of the trust preferred securities that upon receipt of such payment, the event of the default associated with the trust preferred securities has been cured and Community Shores is eligible to enter another period of interest deferral; and

v.	Community Shores shall have raised sufficient funds via the Rights Offering to: (a) contribute sufficient capital to its subsidiary, the Bank, so as to meet the stipulated capital ratios required by the Bank’s August 25, 2010 Consent Order as issued by the FDIC and DIFS (previously known as OFIR); and (b) retain sufficient cash at Community Shores to facilitate the FRB’s actions in Section 6(a)(iv) above.

b)   Community Shores’ obligations hereunder are subject to the representations and warranties of the Backstop Parties hereunder being true and correct in all material respects and to the satisfaction of the conditions specified in Subsections 6(a)(iii)-(v) above.

7.   Representations and Warranties of Community Shores. Community Shores represents and warrants to each Backstop Party, as of the date of this Letter Agreement and as of the closing of the Rights Offering and the Backstop Closing, as follows:

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a)   Organization. Community Shores is duly incorporated, validly existing and in good standing under the Laws of the State of Michigan.

b)   Power and Authority; Enforceability. Community Shores has all necessary corporate power and authority to execute and deliver this Letter Agreement and to consummate the transactions contemplated hereby, including the Rights Offering, the Senior Debt Conversion, the Backstop Commitment, the Shareholder Backstop and the Thornapple Commitment (collectively, the “Transactions”). The execution and delivery of and performance by Community Shores under this Letter Agreement, and the consummation by Community Shores of the Transactions, have been duly authorized and approved by all necessary corporate action by Community Shores. This Letter Agreement constitutes a legal, valid and binding obligation of Community Shores, enforceable against Community Shores in accordance with its terms, subject to principles of bankruptcy law and equity.

c)   No Violation; Necessary Approvals. Other than as set forth on Schedule 7(c), the execution and delivery by Community Shores of this Letter Agreement, the performance by Community Shores of its obligations hereunder and the consummation of the Transactions by Community Shores will not (i) with or without notice or lapse of time, constitute, create or result in a breach or violation of, default under, loss of benefit or right under or acceleration of performance of any obligation required under any (A) Law, (B) order, ruling, decision, award, judgment, injunction or other similar determination or finding by, before or under the supervision of any governmental authority or arbitrator (an “Order”), (C) contract or permit to which, in the case of (A), (B) or (C), Community Shores or Community Shores Bank (the “Bank”) is a party or by which either is bound or any of their respective assets are subject, or (D) any provision of the organizational documents of Community Shores or the Bank as in effect as of the date of this Letter Agreement or the closing of the Rights Offering or the Backstop Closing; except, in the case of clauses (A), (B) and (C), where any failures, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the business, financial condition, or prospects of Community Shores and its subsidiaries on a consolidated basis; (ii) result in the imposition of any material encumbrance upon any assets owned by Community Shores or the Bank; (iii) require any consent under or amendment to any contract or organizational document to which Community Shores or the Bank is a party or by which either is bound or any of their respective assets are subject; (iv) require any permit under any Law or Order; or (v) trigger any rights of first refusal, preferential purchase or similar rights with respect to any securities of Community Shores or the Bank.

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d)   Capitalization. Community Shores’ authorized equity interests consist of 10,000,000 shares, consisting of (a) 9,000,000 shares of Common Stock, and (b) 1,000,000 shares of Preferred Stock (“Preferred Stock” and, together with the Common Stock, the “Capital Stock”). With respect to Common Stock, as of the date of this Letter Agreement, 1,468,800 shares are issued and outstanding. With respect to Preferred Stock, as of the date of this Letter Agreement, 0 shares are issued and outstanding. All of the issued and outstanding shares of Common Stock: (a) have been duly authorized and are validly issued, fully paid, and nonassessable, (b) were issued in compliance with all Laws and (c) were not issued in breach of any contractual obligations or commitments. Except as disclosed in Community Shores’ filings with the SEC, Community Shores has no outstanding options, warrants, exchangeable or convertible securities, subscription rights, exchange rights, statutory pre-emptive rights, preemptive rights granted under Community Shores’ organizational documents, stock appreciation rights, phantom stock, profit participation or similar rights, or any other right or instrument pursuant to which any person may be entitled to purchase any security of Community Shores, and has no obligation to issue any rights or instruments. Except as disclosed in Community Shores’ filings with the SEC, there are no contracts with respect to the voting or transfer of any of the Capital Stock. Community Shores is not obligated to redeem or otherwise acquire any of its outstanding Capital Stock.

8.   Representations and Warranties of the Backstop Parties.  Each Backstop Party, severally and not jointly and severally, represents and warrants to Community Shores as follows:

a)   Power and Authority. Such Backstop Party represents and warrants to Community Shores that (i) it has the relevant power and authority necessary to execute and deliver this Letter Agreement, and to perform and consummate the purchases of shares of Common Stock contemplated hereby; and (ii) it has taken all action necessary to authorize the execution and delivery by it of this Letter Agreement, the performance of its obligations hereunder, and the consummation by it of the purchases of shares of Common Stock contemplated hereby.  This Letter Agreement has been duly authorized, executed and delivered by it, and is enforceable against it in accordance with its terms, except as such enforceability may be subject to the principles of bankruptcy law and equity.

b)   Registration Statement. The information provided by such Backstop Party to Community Shores for inclusion in the Registration Statement and each amendment or supplement thereto, at the time such information is provided, will not include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

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c)   No Violation; Necessary Approvals. The execution and the delivery by such Backstop Party of this Letter Agreement, the performance by such Backstop Party of its obligations hereunder and consummation by such Backstop Party of the purchases of Common Stock contemplated hereby will not, with or without notice or lapse of time, constitute, create or result in a breach or violation of, default under, loss of benefit or right under or acceleration of performance of any obligation required under any (A) Law, (B) Order, (C) contract or permit to which, in the case of (A), (B) or (C), such Backstop Party is a party or by which it is bound or any of its assets are subject, or (D) any provision of the organizational documents of such Backstop Party as in effect as of the date of this Letter Agreement; except, in the case of clauses (A), (B) and (C), where any failures, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the ability of such Backstop Party to fulfill its obligations under this Letter Agreement.

d)   No Registration.  Such Backstop Party understands that any Common Stock purchased by it pursuant to the Backstop Commitment in excess of the shares purchased by such Backstop Party pursuant to the exercise of its Rights and its Oversubscription Privilege (the "Unregistered Shares") will not be registered under the Securities Act by reason of an exemption from the registration provisions of the Securities Act, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of such Backstop Party’s representations herein or otherwise made pursuant hereto. Such Backstop Party understands that Community Shores is relying upon the truth of its representations in connection with the issuance and sale of such Unregistered Shares.

e)   Investment Intent. Such Backstop Party is acquiring the Unregistered Shares purchased by it pursuant to this Letter Agreement for investment for its own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof not in compliance with applicable securities Laws, and such Backstop Party has no present intention of selling, granting any participation in, or otherwise distributing the same, except in compliance with applicable securities Laws.

f)   Sophistication. Such Backstop Party has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment in the Common Stock being acquired hereunder. Such Backstop Party is an accredited investor within the meaning of Rule 501(a) under the Securities Act and, if required by Law, will provide verification thereof to Community Shores prior to closing sufficient to satisfy the conditions of Rule 506(c)(2). Such Backstop Party has conducted its own investigation, analysis and appraisal with respect to Community Shores, the purchase of shares of Common Stock hereunder and the Transactions as it has deemed necessary, has access to all information that it believes necessary, sufficient or appropriate to evaluate Community Shores, the purchase of shares of Common Stock hereunder and has had the opportunity to discuss such information with its advisors. Such Backstop Party understands and is able to bear any economic risks associated with its investment in the Common Stock to be acquired pursuant hereto (including, without limitation, the necessity of holding such shares of Common Stock for an indefinite period of time) and has made its own investment decision regarding Community Shores, the purchase of shares of Common Stock hereunder and the Transactions based on its own knowledge and investigation.

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g)   Sufficiency of Funds. Such Backstop Party will have available funds sufficient to pay the aggregate purchase price for all Common Stock to be purchased by such Backstop Party hereunder.

h)   No Other Representations. Neither Community Shores nor its affiliates has made any representation or warranty, express or implied, regarding any aspect of the Transactions except as set forth herein and in the Registration Statement, and such Backstop Party is not relying on any such representation or warranty not contained herein or in the Registration Statement.

i)   Ownership of Common Stock. All of the Common Stock beneficially owned by such Backstop Party and its affiliates as of the date hereof is set forth on Exhibit A hereto.

9.   Indemnification. Whether or not any of the Transactions contemplated hereby are consummated, Community Shores agrees to: (a) reimburse the reasonable and documented legal fees and expenses of the Backstop Parties incurred in connection with the preparation and negotiation of this Letter Agreement, and the proposed documentation of the Transactions contemplated hereby, up to $5,000 in the aggregate; (b) reimburse the reasonable and documented fees and expenses (including without limitation, reasonable and documented legal fees and expenses) of the Backstop Parties incurred in obtaining any necessary approval of the FRB to exceed any applicable share ownership thresholds; and (c) indemnify and hold harmless each Backstop Party and its equityholders, managers, members and general and limited partners and the respective officers, directors, employees, affiliates, advisors, agents, attorneys, accountants and consultants of each such entity and to hold each Backstop Party and such other persons and entities (each, an “Indemnified Person”) harmless from and against any and all losses, claims, damages, liabilities and expenses, joint or several, which any such person or entity may incur, have asserted against it or be involved in as a result of or arising out of or in any way related to this Letter Agreement, the matters referred to herein, the proposed Transactions contemplated hereby, the use of proceeds thereunder or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any of such Indemnified Persons is a party thereto, and to reimburse each such Indemnified Person within five business days of demand for any legal or other expenses incurred in connection with any of the foregoing; provided, however, that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or related expenses to the extent they have resulted from the bad faith, willful misconduct or gross negligence of such Indemnified Person. Notwithstanding any other provision of this Letter Agreement, neither Community Shores nor any Indemnified Person will be liable for any special, indirect, consequential or punitive damages in connection with its respective activities related to the Transactions. The terms set forth in this paragraph shall survive termination of this Letter Agreement.

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10.   Assignment; Third Party Beneficiaries. This Letter Agreement (a) is not assignable by Community Shores, on the one hand, or the Backstop Parties, on the other hand, without the prior consent of the other party or parties, as applicable (and any purported assignment without such consent shall be null and void) and (b) is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights of, any person other than the parties hereto.

11.   Governing Law; Jurisdiction.

a)    This Letter Agreement shall be governed by, and construed in accordance with, the laws of the State of Michigan, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Michigan or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Michigan.

b)    Each of the parties hereto hereby agrees that: (i) all actions and proceedings arising out of or relating to this Letter Agreement shall be heard and determined exclusively in the courts of the State of Michigan or any court of the United States located within Ottawa County in the State of Michigan; (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; and (iii) a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

c)    Each party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in this Section 11 in any such action or proceeding by mailing copies thereof by registered or certified United States mail, postage prepaid, return receipt requested, to the following addresses:

If to Community Shores, to:

Community Shores Bank Corporation

1030 W. Norton Avenue

Muskegon, MI 49441

Attn: Heather Brolick, President and CEO

E-mail: hbrolick@communityshores.com

with a copy to (which shall not constitute notice):

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Dickinson Wright PLLC

350 S. Main Street, Suite 300

Ann Arbor, Michigan 48116

Attn: Bradley Wyatt, Esq.

E-mail: bwyatt@dickinsonwright.com

If to the Backstop Parties, to:

However, the foregoing shall not limit the right of a party to effect service of process on any other party by any other legally available method.

12.   Waiver of Jury Trial. Each party acknowledges and agrees that any controversy that may arise under this Letter Agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of, under or relating to this Letter Agreement, or any of the Transactions. Each party certifies and acknowledges that (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each party understands and has considered the implications of this waiver, (iii) each party makes this waiver voluntarily and (iv) each party has been induced to enter into this Letter Agreement by, among other things, the mutual waivers and certifications expressed above.

13.   Amendment; Waiver; Counterparts. This Letter Agreement may not be amended, modified or waived except in a writing signed by each of the Backstop Parties and Community Shores. This Letter Agreement may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of this Letter Agreement by facsimile or e-mail shall be effective as delivery of a manually executed counterpart of this Letter Agreement.

14.   Termination. The Backstop Parties, on the one hand, or Community Shores, on the other hand, may terminate this Letter Agreement at any time upon five business days’ prior written notice upon the occurrence of any of the following events: (a) the material breach of any of the representations, warranties or covenants set forth in this Letter Agreement of Community Shores or the Backstop Parties, as applicable, that remains uncured for a period of five business days after the receipt by the non-terminating party of notice of such breach or (b) the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any ruling or order enjoining the consummation of a material portion of the Rights Offering or any of the Transactions. The Letter Agreement, and the obligations of the parties hereunder, may be terminated by mutual agreement between the parties. In addition, the Backstop Parties may terminate this Letter Agreement by written notice to Community Shores if either (i) the parties are unable to agree on a Rights Price pursuant to Section 2(a) or (ii) the closing of the Rights Offering has not occurred by December 31, 2015.

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15.    Entire Agreement. This Letter Agreement constitutes the entire understanding among the parties hereto with respect to the subject matter hereof and replaces and supersedes all prior agreements and understandings, both written on oral, between the parties hereto with respect to the subject matter hereof and shall become effective and binding upon the mutual exchange of fully executed counterparts.

If the foregoing is in accordance with your understanding of our agreement, please sign this letter in the space indicated below and return it to us.

[Signature Page Follows]

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Very truly yours,

/s/ Bruce J. Essex
Name: Bruce J. Essex

/s/ Robert L. Chandonnet
Name: Robert L. Chandonnet

The foregoing is hereby accepted and agreed
to in all respects by the undersigned:

Community Shares Bank Corporation

/s/ Heather Brolick
Name: Heather Brolick
Title: President and Chief Executive Officer

[Signature Page to Rights Offering Backstop Agreement]

EXHIBIT A

Backstop Parties

Backstop Party	Number of Common Shares Owned	Capital Commitment
Bruce J. Essex	79,362	$750,000
Robert L. Chandonnet	65,630	$500,000

Schedule 7(c)

Consent of the FRB is required for the intended application of proceeds from the Rights Offering to pay the deferred and accumulated interest on Community Shores' trust preferred securities. See Registration Statement for additional details.

1030 Norton, LLC has certain conversion rights that are triggered by the Rights Offering. See Section 2(c) of this Letter Agreement and the Registration Statement for additional details. However, as of the date of this Letter Agreement, 1030 Norton, LLC has signed an agreement agreeing to the Senior Debt Conversion, and such Senior Debt Conversion is not subject to any conditions other than the conditions set forth in Section 6(a) of this Letter Agreement.